AMN Healthcare Announces Preliminary Fourth Quarter 2021 Revenue; To Present at J.P. Morgan Healthcare Conference

DALLAS, January 10, 2022 –AMN Healthcare Services (NYSE: AMN) is providing preliminary unaudited consolidated revenue results for the fourth quarter of 2021 to facilitate the Company’s participation in the 40th Annual J.P. Morgan Healthcare Conference on January 11, 2022. Based on preliminary financial information, the Company expects consolidated revenues for the quarter to be between $1.35 billion and $1.36 billion.
These preliminary results exceeded prior guidance, issued on November 4, 2021, due to strong demand across all revenue segments led by the Nurse and Allied segment and approximately $70 million more labor disruption revenue than included in the guidance. This update is based on management’s initial assessment of operations for the quarter ended December 31, 2021. The Company expects to issue full financial results for the fourth quarter and fiscal year 2021 in February.
The Company also is raising its fourth quarter 2021 operating margin and adjusted EBITDA margin guidance provided in the November 4, 2021 press release. The Company expects that its fourth quarter 2021 operating margin and adjusted EBITDA margin will be slightly above the high end of its previously provided guidance ranges of 11.8-12.3% and 15.3-15.8%, respectively.
“Healthcare labor shortages are pervasive and expected to persist for some time, highlighting the need for short- and long-term workforce solutions and leading to wage inflation. These influences were even stronger than expected in the fourth quarter of 2021 and are continuing into 2022,” said Susan R. Salka, AMN Chief Executive Officer. “Demand for all of our talent solutions remains near record levels, and we expect first quarter 2022 revenue to be more than $1.1 billion.”
During the J.P. Morgan Healthcare Conference, Ms. Salka will give a presentation on January 11, 2022 at 5:15 pm PST followed by a question-and-answer session. During the presentation, Ms. Salka will discuss the Company’s recent operational and financial developments and trends. Statements in this presentation and management’s answers to questions may contain or constitute material information that the Company has not previously disclosed publicly. A live webcast and audio archive of the presentation and question and answer session will be available via the Investor Relations section of the Company’s Web site at https://ir.amnhealthcare.com or by clicking on the link below:
https://ir.amnhealthcare.com/events-and-presentations/event-details/2022/Presentation-at-40th-Annual-JP-Morgan-Healthcare-Conference/default.aspx
Participants should allow approximately five to ten minutes prior to the presentation’s start time to visit the site and download any streaming media software needed to listen to the Internet webcast. A replay of the webcast will be available on the Company’s Web site for 90 days.
Non-GAAP Measures
This press release contains certain non-GAAP financial information, which the Company provides as additional information, and not as an alternative, to the Company’s condensed consolidated financial statements presented in accordance with GAAP. The non-GAAP financial measure included in this press release is adjusted EBITDA margin. The Company provides adjusted EBITDA margin because management believes it is useful to both management and investors as a supplement, and not as a substitute, when evaluating the Company’s operating performance. Additionally, management believes that adjusted EBITDA margin also serves as an industrywide financial measure. The Company uses adjusted EBITDA margin for making financial decisions, allocating resources and for determining certain incentive compensation objectives. The adjusted EBITDA margin provided in this release is not in accordance with, or an alternative to, GAAP measures and may be different from non-GAAP measures, or may be calculated differently than other similarly titled non-GAAP measures reported by other companies. Adjusted EBITDA margin should not be used in isolation to evaluate the Company’s performance. A reconciliation of the adjusted EBITDA guidance identified in this release, along with further detail about the use and limitations of the Company’s non-GAAP measures, may be found in the Company’s press release announcing its third quarter 2021 financial results on November 4, 2021.
Forward-Looking Statements
This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include, among others, statements concerning the demand for our services, fourth quarter 2021 consolidated revenue and our fourth quarter guidance for consolidated operating margin and adjusted EBITDA margin and the outlook for first quarter 2022 revenues. The guidance and preliminary financial projection set forth in this press release reflect the Company’s current preliminary projections prior to completion of the Company’s audit process and are subject to change. The Company’s full fourth quarter 2021 results and first quarter 2022 revenues could differ materially from the preliminary projection and guidance provided in this press release. You are cautioned not to place undue reliance on the guidance and preliminary projection, which reflect management’s views only as of the date of this press release. We undertake no obligation to publicly release the results of any revision or update of the preliminary projection or guidance, except as required by law. Factors that could cause the Company’s actual fourth quarter 2021 results to vary from the preliminary projection and guidance noted in this press release include (i) variances between the Company’s preliminary revenue accruals and its actual results, (ii) the Company’s ability to execute its standard processes for consolidating results across multiple business lines, (iii) the Company’s assessment of accrued liabilities, and (iv) the Company’s treatment of certain expenses during the quarter.
About AMN Healthcare
AMN Healthcare is the leader and innovator in total talent solutions for healthcare organizations across the United States. The Company provides access to the most comprehensive network of quality healthcare professionals through its innovative recruitment strategies and breadth of career opportunities. With insights and expertise, AMN Healthcare helps providers optimize their workforce to successfully reduce complexity, increase efficiency and improve patient outcomes. AMN total talent solutions include managed services programs, clinical and interim healthcare leaders, temporary staffing, executive search solutions, vendor management systems, recruitment process outsourcing, predictive modeling, language interpretation services, revenue cycle solutions, credentialing, and other services. Clients include acute-care hospitals, community health centers and clinics, physician practice groups, retail and urgent care centers, home health facilities, schools, and many other healthcare settings. AMN Healthcare is committed to fostering and maintaining a diverse team that reflects the communities we serve. Our commitment to the inclusion of many different backgrounds, experiences and perspectives enables our innovation and leadership in the healthcare services industry. For more information about AMN Healthcare, visit www.amnhealthcare.com.

Media Contact

Jim Gogek
Corporate Communications
AMN Healthcare
(858) 350-3209
Jim.Gogek@amnhealthcare.com

Investor Contact
Randle Reece, CFA
Senior Director, Investor Relations
AMN Healthcare
(866) 861-3229
ir@amnhealthcare.com